EXHIBIT 99.1

[Spherion Logo]	Investor Contact:	Teri Miller (954) 308-8216 terilmiller@spherion.com

FOR IMMEDIATE RELEASE	Media Contact:	Patricia Johnson (800) 422-3819 patriciacjohnson@spherion.com

SPHERION ANNOUNCES APPOINTMENT OF JAMES J. FORESE AND DAVID R. PARKER
TO ITS BOARD OF DIRECTORS AND DETAILS OF STOCKHOLDERS’ MEETING

     FORT LAUDERDALE, Fla., February 25, 2003 — Spherion Corporation (NYSE: SFN) today announced the appointment of James J. Forese and David R. Parker to its Board of Directors.

     Spherion President and CEO Cinda A. Hallman commented, “Jim Forese and David Parker both bring a wealth of general business and public company board experience to Spherion that is complementary to our current board members. I look forward to working with each of them as Spherion continues to execute its business strategy and growth plans.”

     James J. Forese, age 67, brings more than 40 years of broad business experience, primarily in the technology industry. Mr. Forese spent the last seven years at Ikon Office Solutions, Inc. Since 2000, he served as Chairman of the Board of IKON Office Solutions, Inc. and President and CEO from 1998 through 2002. Mr. Forese began his career at IBM Corporation, where he spent more than 35 years in roles of increasing responsibility. Most notably Mr. Forese served as IBM Vice President and Chairman and CEO of IBM Credit Corporation, IBM Vice President, Finance, IBM Group Executive, Americas and Executive Vice President of IBM World Trade Europe/Middle East/Africa and IBM Controller. Mr. Forese also serves on the Board of Directors of NUI Corporation and American Management Systems, Inc.

     David R. Parker, age 59, is currently Managing Director of Archstone Partnerships. Archstone Partnerships is a leading fund of funds manager with $1.2 billion under management for high net worth individuals and endowments. From 1992 to 1998, Mr. Parker served as Chairman of the Board of ProSource, Inc. ProSource was formed when Mr. Parker led a group of investors in purchasing Burger King Corporation’s captive food distribution division. Prior experience also includes executive level positions at Ryder Systems, Inc. and American Can Company. Mr. Parker currently serves on the Board of Directors of Tupperware Corporation and Applied Graphics Technologies, Inc.

     Mr. Forese and Mr. Parker will fill vacant board seats. Mr. Forese will also serve on the Board’s Compensation Committee and Mr. Parker will also serve on the Board’s Audit Committee.

     In addition, the Company provided details about its upcoming Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m. eastern time on Tuesday, May 20, 2003 at the executive offices of Spherion, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. Stockholders of record as of March 26, 2003 will be eligible to vote at the meeting.

     Spherion Corporation provides recruitment, technology and outsourcing services. Founded in 1946, with operations in North America, Europe and Asia/Pacific, Spherion helps companies efficiently plan, acquire and optimize talent to improve their bottom line. Visit the Company’s Web site at www.spherion.com.

     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition — our business operates in highly competitive markets with low barriers to entry; Economic conditions — a significant economic downturn could result in our clients using fewer flexible employees or the loss or bankruptcy of a significant client could materially adversely affect our business results; Changing market conditions — our business is dependent upon the availability of qualified personnel; Corporate strategy — we may not achieve the intended effect of our Business Transformation Strategy; Technology investments-our investment in technology initiatives may not yield their intended results; Tax planning-regulatory challenges to our tax filing positions could result in additional taxes; Credit Rating-further reduction in the Company’s credit rating may affect our ability to borrow and increase future borrowing costs; Litigation — we are a defendant in a variety of litigation and other actions from time to time and we may be exposed to employment–related claims and costs; Other — government regulation may increase our costs; business risks associated with international operations could make those operations more costly; failure or inability to complete our outsourcing projects could result in damage to our reputation and give rise to legal claims; managing or integrating any future acquisitions may strain our resources, and certain contracts contain termination provisions and pricing risks.

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